Exhibit 99.1

Pulmatrix Announces Second Quarter 2026 Financial Results and Progress on Merger

Form S-4 filed related to the announced merger agreement with Eos SENOLYTIX

Framingham, Mass., August 13, 2026 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology, today announced its second quarter financial results for 2026 and provided a corporate update related to the merger agreement with Eos SENOLYTIX announced at the end of the first quarter of 2026.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the second quarter and beyond has been to advance steps towards completing the proposed merger with Eos SENOLYTIX, a privately held biotechnology company developing novel gerotherapeutic peptides targeting mitochondrial dysfunction in aging-related diseases using the MitoXcel™ platform. To that end, we have filed a Form S-4 in relation to the Merger.”

Proposed Merger with Eos SENOLYTIX

As previously reported, on March 26, 2026, the Company entered into an agreement (the “Merger Agreement”) and plan of merger (the “Merger”) with Eos SENOLYTIX, Inc. (“Eos”). The proposed Merger is currently anticipated to close in the third quarter of 2026, subject to customary closing conditions. If the proposed Merger is completed, the business of Eos will continue as the business of the combined company.

In connection with the entry into the Merger Agreement, on March 26, 2026, the Company announced that it entered into a securities purchase agreement with an affiliate of Eos for the issuance and sale in a private placement of its newly designated Series B Convertible Preferred Stock, raising aggregate gross proceeds of $1.0 million.

Additional information about the Merger Agreement was previously disclosed in a registration statement on Form S-4 (File No. 333-297342) initially filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2026, as amended on August 3, 2026.

Pulmatrix Seeks to Out-license or Monetize its Clinical Assets

iSPERSE™ Technology

●	iSPERSE™, also licensed to MannKind Corporation and Cipla Technologies for certain fields of use, utilizes particles that are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles as the iSPERSE™ particles have the dispersibility advantages of porous engineered particles. Pulmatrix believes this results in superior drug delivery compared to traditional oral and injectable forms of treatment for certain diseases.

●	As of June 30, 2026, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 142 granted patents, 17 of which are U.S.-granted patents, plus approximately 49 pending patent applications in the U.S. and other jurisdictions.

●	In July 2026, Pulmatrix was awarded a patent in India with claims encompassing PUR1900 resulting from a patent hearing in India.

PUR1900

●	PUR1900, has been approved to proceed to a Phase 3 in India conducted by our partner Cipla. This is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole being investigated for various indications. The Company and its partner, Cipla, wound down a Phase 2b trial that the Company was operating in 2024. Cipla has continued clinical development outside the United States, and in 2025 completed their Phase 2 study in India, published positive results and has been approved by India’s Central Drug Standard Control Organization to proceed with a Phase 3 clinical trial, which Cipla currently expects to commence in 2026.

●	Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States should Cipla successfully market PUR1900 outside the United States. Within the United States, the Company and Cipla share the rights 50/50 and will seek to monetize PUR1900 for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

PUR3100

●	PUR3100, a Phase 2-ready asset, is an orally inhaled dihydroergotamine (“DHE”) engineered with Pulmatrix’s iSPERSE™ dry powder inhalation technology for the treatment of acute migraine has a Food and Drug Administration acceptance of an Investigational New Drug (“IND”) application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.

●	The Phase 2 IND builds on the Phase 1 trial results of PUR3100, which were published in 2024 in the peer-reviewed publication, Headache: The Journal of Head and Face Pain. The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (“IV”) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor (“NSKI”), engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (“AECOPD”). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was well-tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.

●	In 2024, Pulmatrix published an abstract titled “Ex vivo evaluation of the potential for Narrow Spectrum Kinase inhibitors as a treatment for Idiopathic Pulmonary Fibrosis”.

Second Quarter 2026 Financial Results

Research and development expenses were less than $0.1 million for both the three months ended June 30, 2026, and 2025. All clinical development is currently on hold while the Company works to license or monetize our clinical assets.

General and administrative expenses decreased approximately $0.5 million to $1.0 million for the three months ended June 30, 2026, compared to $1.5 million for the three months ended June 30, 2025. The decrease was primarily due to lower costs incurred related to software subscriptions, legal and patent costs, and business development and merger-related activities.

The Company’s total cash and cash equivalents balance as of June 30, 2026, was $2.2 million, in addition to $0.7 million in restricted cash that would become unrestricted following consummation of the Merger, as compared to $4.1 million as of December 31, 2025. The Company’s unaudited financial statements were prepared assuming that the Company will continue as a going concern within one year after the date such financial statements are issued. The Company anticipates that its cash position, based on current operational efficiencies and prioritization of spending, is sufficient to fund its operations at least through the anticipated closing of the proposed Merger with Eos.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,168	$4,088
Restricted cash	700
Prepaid expenses and other current assets	371	41
Total current assets	3,239	4,129
Long-term restricted cash	7	10
Total assets	$3,246	$4,139
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$529	$272
Accrued expenses and other current liabilities	160	57
Total current liabilities	689	329
Total liabilities	689	329
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A Convertible Preferred Stock: no shares issued and outstanding at June 30, 2026 and December 31, 2025; 1,100 shares designated Series B Convertible Preferred Stock: 1,000 shares issued and outstanding at June 30, 2026, and no shares issued and outstanding at December 31, 2025	966	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at June 30, 2026, and December 31, 2025	-	-
Additional paid-in capital	306,117	306,128
Accumulated deficit	(304,526)	(302,318)
Total stockholders’ equity	2,557	3,810
Total liabilities and stockholders’ equity	$3,246	$4,139

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$2	$14	$5	$33
General and administrative	1,044	1,534	2,333	3,362
Total operating expenses	1,046	1,548	2,338	3,395
Loss from operations	(1,046)	(1,548)	(2,338)	(3,395)
Other income (expense):
Interest income	10	41	22	94
Fair value adjustment of warrants	-	1	-	67
Other income (expense), net	-	(43)	108	(123)
Total other income (expense), net	10	(1)	130	38
Net loss	$(1,036)	$(1,549)	$(2,208)	$(3,357)
Dividends accrued on Series B Convertible Preferred Stock	(16)	-	(16)	-
Net loss attributable to common stockholders	(1,052)	(1,549)	(2,224)	(3,357)
Net loss per share attributable to common stockholders – basic and diluted	$(0.29)	$(0.42)	$(0.61)	$(0.92)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285	3,652,285	3,652,285

About Pulmatrix, Inc.

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes. For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

About Eos SENOLYTIX, Inc.

Eos SENOLYTIX is a biotechnology company focused on developing first-in-class gerotherapeutic peptide medicines that target the underlying biological mechanisms of aging. Eos’s lead clinical candidates, PTC-2105 and PTC-2107, both proprietary MitoXcel™ geropeptides, have demonstrated the ability to rejuvenate naturally aged mice via two separate mechanisms, both via a single, aging-specific target, the mitochondrial membrane potential (MMP), also called the “Δψm”. These two mechanisms include (1) the return of the efficiency of mitochondrial. Merger-associated financings are expected to support advancement of the combined company’s pipeline through key clinical milestones. Eos is led by Kevin Slawin, M.D., Founder and Chief Executive Officer, a physician-scientist and serial biotechnology entrepreneur with decades of experience in translational medicine, drug development, and company formation. Dr. Slawin was the founder of Bellicum Pharmaceuticals, Inc., an early pioneer in CAR T cell therapies, and has founded and is currently leading multiple life sciences ventures focused on aging biology and mitochondrial therapeutics. He is supported by a team of experienced biotechnology executives, scientists, and advisors with prior leadership roles at major pharmaceutical companies, academic medical centers, and emerging biotechnology firms. For more information, visit https://www.eossenolytix.com.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management and include, but are not limited to, the use of proceeds from the private placement and conversion of the Series B Preferred Stock. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the consummation of any other potential reverse merger transaction in the future, among others; the Company’s ability to divest its clinical assets on terms favorable to the Company, or at all, the Company’s ability to maintain compliance with the listing standards of the Nasdaq Capital Market; the Company’s ability to continue as a going concern, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, including the proposed Merger with Cullgen, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Chuck Padala

Managing Director

LifeSci Advisors

646-627-8390

chuck@lifesciadvisors.com